Exhibit 5.1

To the Board of Directors

of Adecoagro S.A.

13-15, avenue de la Liberté

L-1931 Luxembourg

Luxembourg, 6 December 2013

O/Ref.:	TH/th

Re :	Adecoagro S.A.- F3 Shelf Registration Statement– Existing Common Shares

Ladies and Gentlemen,

1. We are acting as Luxembourg counsel for Adecoagro SA., société anonyme, having its registered office at 13-15, avenue de la Liberté, L-1931 Luxembourg, registered with the Registre de Commerce et des Sociétés (the “RCS”) under number R.C.S. Luxembourg: B 153.681, (the “Company”) as to Luxembourg law in connection with the filing of the Form F3 Registration Statement with the United States Securities and Exchange Commission (the “SEC”) pursuant to the United States Securities Act of 1933 (the “U.S. Securities Act”) relating to the offering from time to time, of up to 55,821,281 issued and existing common shares (“Common Shares”) in one or more offerings, and have been asked by the Company to provide for the present opinion.

2. For the purposes of this opinion, we have examined the following documents:

2.1 an emailed copy of the Form F-3 Registration Statement filed with the SEC on 23 September 2013 as part of a “shelf” registration process for the offer by the selling shareholders of up to 55,821,281 issued and existing Common Shares of the Company, containing a prospectus relating to such Common Shares (the “Shelf Registration Statement”);

2.2 a copy of the consolidated articles of incorporation of the Company as at 22nd May 2013 (the “Articles”);

2.3 an emailed scanned executed copy of the minutes of the meetings of the board of directors of the Company held on 14 May 2013 and on 5 September 2013 respectively, authorizing inter alia the Shelf Registration Statement (the “Minutes”);

2, place Winston Churchill - B.P. 425 - L 2014 Luxembourg - T (352) 44 66 44 0 - F (352) 44 22 55 - www.ehp.lu

2.4 an electronic certificat de non-inscription d’une décision judiciaire (certificate as to the non-inscription of a court decision) issued by the RCS dated 6 December 2013 (the “Certificate”) certifying that as of 5 December 2013 no court decision as to inter alia the faillite, concordat préventif de faillite, gestion contrôlée, sursis de paiement, liquidation judiciaire, liquidation volontaire or foreign court decision as to faillite, concordat or other analogous procedures according to the Council Regulation (EC) n°1346/2000 of 29 May 2000 on insolvency proceedings (“Regulation 1346/2000”) is filed with the RCS in respect of the Company;

2.5 an excerpt from the Luxembourg RCS dated 6 December 2013 on the Company (the “Excerpt”);

2.6 the documents available at the RCS at the time of our electronic company search on 6 December 2013 at 08.05 a.m. CET;

2.7 a certificate of the Company dated 6 December 2013 confirming that the file of the Company at the RCS is up to date and that it has filed no documentation with the RCS whose publication on such file is pending; and

2.8 such documents disclosed to us which we deemed necessary to render the present opinion.

3. Capitalized defined terms used herein shall have the meaning given thereto herein. All documents referred to above under 2.1 to 2.6 are referred to as the “Documents”.

4. For this opinion we have assumed that all copies of documents that we have reviewed conform to the originals, that all originals are genuine, accurate and complete, and that each signature is the genuine signature of the individual concerned. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

5. The present opinion is confined to matters of Luxembourg law (as defined below). Accordingly, we express no opinion with regard to any system of law other than the laws of the Grand Duchy of Luxembourg as they stand as of the date hereof and as such laws as of the date hereof have been interpreted in prevailing published case law of the courts of Luxembourg (“Luxembourg Law”). This opinion speaks as of its date and no obligation is assumed to update this opinion or to inform any person of any changes of law or other matters coming to our knowledge and occurring after the date hereof, which may affect this opinion letter in any respect.

6. On the basis of the above assumptions and subject to the qualifications set out below, having considered the Documents listed above and having regard to all applicable laws of Luxembourg, we are of the opinion that:

6.1 The Company has been duly incorporated and is legally existing as a société anonyme under Luxembourg law and its Articles. The Company possesses the capacity to sue and be sued in its own name.

6.2 The existing Common Shares are legally issued fully paid and non-assessable.

7. This opinion is subject to any limitations arising from bankruptcy, insolvency, liquidation, moratorium, reorganisation and other laws of general application relating to or affecting the rights of creditors. Insofar as the foregoing opinions relate to the valid existence of the Company, they are based solely on the Articles and on our above described search at the RCS. However such a search is not capable of conclusively revealing whether or not any bankruptcy (faillite), compulsory liquidation (liquidation judiciaire), re-organisation, reconstruction reprieve from payment (sursis de paiement), controlled management (gestion contrôlée) or composition with creditors (concordat) proceedings or voluntary dissolution and liquidation proceedings have been initiated and the relevant corporate documents (including, but not limited to, the notice of a winding-up order or resolution, notice of the appointment of a receiver, manager, administrator or administrative receiver) may not be held at the RCS immediately and there may be a delay in the relevant notice appearing on such files.

8. This opinion speaks as of its date and is strictly limited to the matters stated herein and does not extend to, and is not to be read as extending by implication to, any other matters. In this opinion Luxembourg legal concepts are translated into English terms and not in their original French terms used in Luxembourg laws. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions.

9. This opinion is governed by Luxembourg law.

10. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Shelf Registration Statement and to the use of our name in the Registration Statement and the related base prospectus under the heading “Legal Matters”, as Luxembourg counsel for the Company. In giving this consent, we do not thereby admit that we are experts with respect to any part of the Shelf Registration Statement, including Exhibit 5.1, within the meaning of the term “expert” as used in the U.S. Securities Act or the rules and regulations of the SEC thereunder.

Yours faithfully,

ELVINGER, HOSS & PRUSSEN

By:	/s/ Toinon Hoss
Toinon Hoss